FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports Net Income for the Second Quarter of 2012

MUNSTER, IN - July 31, 2012 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported net income of $1.4 million, or $.13 per diluted share, for the second quarter of 2012, an increase from net income of $1.2 million, or $.11 per diluted share, for the second quarter of 2011. The Company’s net income for the six months ended June 30, 2012 was $1.8 million, or $.17 per diluted share, compared to $1.7 million, or $.16 per diluted share, for the six months ended June 30, 2011.

Financial results for the quarter include:

w
Loans receivable increased $6.7 million to $713.6 million from March 31, 2012 due to a $10.5 million increase in commercial and industrial, commercial real estate owner occupied, and commercial real estate multifamily loans partially offset by a decrease in retail loans;

w	Net charge-offs for the second quarter of 2012 totaled $856,000, a decrease from $1.7 million for the first quarter of 2012 and $1.1 million for the second quarter of 2011;

w
Non-performing assets increased to $71.1 million compared to $65.7 million at March 31, 2012 primarily due to transfers of commercial real estate non-owner occupied, commercial construction and land development, commercial and industrial, and one-to-four family residential loans to non-accrual status;

w
Core deposits, which decreased $22.7 million primarily due to proactive efforts by management to achieve reductions in four large single-service relationships, continue to represent a larger portion of total deposits at $604.5 million, which is 62.5% of total deposits, compared to $627.2 million, or 62.4% of total deposits, at March 31, 2012 and $570.6 million, or 59.2% of total deposits, at June 30, 2011;

w	Net interest margin was relatively stable at 3.42% in the second quarter of 2012 compared to 3.43% in the first quarter of 2012 and decreased from 3.59% in the second quarter of 2011;

w	The Company’s tangible common shareholders’ equity to total assets ratio increased to 9.24% at June 30, 2012 compared to 8.83% at March 31, 2012 and 8.99% at December 31, 2011; and

w
The Bank’s Tier 1 core capital ratio increased to 8.56% at June 30, 2012 compared to 8.11% at March 31, 2012 and 8.26% at December 31, 2011, and the total risk-based capital ratio increased to 13.35% from 13.23% at March 31, 2012 and 12.65% at December 31, 2011.

Chief Executive Officer’s Comments

“Our quarterly results reflect our determination to grow client relationships while reducing our cost structure,” said Daryl D. Pomranke, Chief Executive Officer. “We realized a 23% reduction in total non-

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interest expense for the second quarter of 2012 compared to the same period last year. This is primarily due to an 80% reduction in credit related non-interest expenses and an 11% decrease in compensation and employee benefit expenses resulting from our first quarter Voluntary Early Retirement Offering (VERO), branch closings, and outsourcing. Our full-time equivalent employees decreased to 261 at June 30, 2012 from 303 at December 31, 2011.”

“Our High Performance Checking program continues to bring in new core deposit relationships and is providing deeper cross sell opportunities for those new clients than we have historically experienced,” continued Pomranke. “We are beginning to see some stronger commercial loan demand resulting in an increase in total loans at June 30, 2012. We are continuing to build lending relationships while maintaining our high credit quality standards for underwriting that we put in place during 2008.”

“Our nonperforming asset levels remain stubbornly high as we transferred a number of loan relationships to non-accrual status during the quarter,” added Pomranke. “At June 30, 2012, $13.9 million, or 26.8%, of our non-accrual loans are current and performing in accordance with their terms. We expect to make significant progress in reducing non-performing assets over the next few quarters.”

Update on Strategic Growth and Diversification Plan

We continue to focus our efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the property to other real estate owned where management can take control of and liquidate the underlying collateral. Our ratio of non-performing loans to total loans increased to 7.27% at June 30, 2012 from 6.55% at March 31, 2012, primarily due to transfers to non-accrual status of $4.4 million of non-owner occupied commercial real estate loans, $1.5 million of commercial construction and land development loans, $840,000 of one-to-four family residential loans, and $435,000 of commercial and industrial loans. Of the loans transferred to non-accrual during the second quarter of 2012, $5.8 million are current and performing in accordance with their agreements. The ratio of non-performing assets to total assets increased to 6.28% at June 30, 2012 compared to 5.61% at March 31, 2012. See the Asset Quality table in this press release for more detailed information.

We also remain focused on reducing non-interest expense, which decreased during the second quarter of 2012 to $8.5 million from $10.2 million for the first quarter of 2012 and $11.1 million for the second quarter of 2011. These decreases were primarily related to a significant decrease in net other real estate owned related expense and loan collection expense, lower compensation and employee benefit expense due to the previously announced VERO, the March 31, 2012 branch closings in Orland Park and Bolingbrook, Illinois, the outsourcing of certain support activities, and lower professional fees. The number of FTE employees decreased to 261 at June 30, 2012 from 273 at March 31, 2012 and 315 at June 30, 2011. See the “Non-Interest Income and Non-Interest Expense” section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which in the aggregate comprised 55.6% of the commercial loan portfolio at June 30, 2012, compared to 54.5% at March 31, 2012 and 53.1% at June 30, 2011. Our focus on deepening client relationships continues to emphasize core deposit growth. Total core deposits as a percentage of total deposits increased to 62.5% at June 30, 2012 from 62.4% at March 31, 2012 and 59.2% at June 30, 2011. The increase was primarily related to clients transferring maturing certificates of deposit to money market accounts given the current low interest rate environment.

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In addition, the Bank’s High Performance Checking (HPC) deposit acquisition marketing program implemented during the first quarter of 2012 further enhanced growth in core deposits while attracting a younger demographic with 66% of the new retail accounts in the 20-49 age group which will continue to provide additional cross-sell opportunities. Since the inception of the program in February 2012, the Bank opened 3,839 new core deposit accounts compared to 1,755 accounts opened in the same period a year ago, with 50% of the accounts being new relationships. The HPC program generated $5.8 million in new core deposit growth since its inception.

Pre-tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, increased $602,000, or 24.2%, to $3.1 million for the second quarter of 2012 compared to $2.5 million for the second quarter of 2011. These increases were primarily due to increases in gains on sales of loans held for sale along with decreases in compensation and employee benefits expense and professional fees. Partially offsetting these positives was a modest decrease in net interest income.

The pre-tax, pre-provision earnings, as adjusted, for the six months ended June 30, 2012 increased $1.8 million, or 45.8%, to $5.9 million compared to $4.0 million for the 2011 period primarily due to increases in gains on sales of loans held for sale, income from bank-owned life insurance from the first quarter 2012 death of an insured, and decreases in compensation and employee benefits, professional fees, and FDIC insurance premiums and regulatory assessments. These favorable variances were partially offset by an increase in marketing expenses due to the HPC promotion and a decrease in net interest income.

Net Interest Income and Net Interest Margin

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
	(Dollars in thousands)
Net interest margin	3.42%	3.43%	3.59%
Interest rate spread	3.35	3.36	3.49
Net interest income	$8,944	$8,923	$9,187
Average assets:
Yield on interest-earning assets	4.03%	4.08%	4.38%
Yield on loans receivable	4.70	4.76	4.94
Yield on investment securities	3.42	3.25	3.01
Average interest-earning assets	$1,052,039	$1,045,778	$1,026,940
Average liabilities:
Cost of interest-bearing liabilities	.68%	.72%	.89%
Cost of interest-bearing deposits	.58	.63	.81
Cost of borrowed funds	2.30	2.20	2.64
Average interest-bearing liabilities	$941,398	$941,803	$915,785

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

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The net interest margin remained stable at 3.42% for the second quarter of 2012 compared to 3.43% for the first quarter of 2012 and decreased 17 basis points from 3.59% for the second quarter of 2011. Net interest income was relatively stable at $8.9 million for both the first and second quarters of 2012 and decreased slightly from $9.2 million for the second quarter of 2011. The net interest margin, while stable with the prior quarter, continues to be pressured by the higher levels of liquidity, modest loan demand, and elevated level of non-performing assets. The second quarter 2012 increase in yields on investment securities compared to the first quarter of 2012 was primarily related to late first quarter 2012 purchases of higher yielding floating-rate securities as well as higher accretion income related to a $10.8 million increase in principal paydowns. The level of non-performing loans continues to negatively affect the yield on loans receivable. The net interest margin was positively affected by a four basis point decrease in the cost of interest-bearing liabilities from the first quarter of 2012 and a 21 basis point decrease compared to the second quarter of 2011.

Interest income totaled $10.5 million for the second quarter of 2012 which was relatively stable compared to $10.6 million for the first quarter of 2012 and decreased 6.1% from $11.2 million for the second quarter of 2011. The fluctuation from the second quarter of 2011 is primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower yielding investments and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment combined with modest loan demand.

Interest expense decreased 5.8% to $1.6 million for the second quarter of 2012 compared to $1.7 million for the first quarter of 2012 and 21.9% from $2.0 million for the second quarter of 2011. Our continuing success in increasing the proportion of core deposits to total deposits and continued disciplined pricing on new and renewing certificates of deposit contributed to the decrease in interest expense during the second quarter of 2012.

Non-Interest Income and Non-Interest Expense

Non-interest income decreased $181,000, or 6.4%, to $2.6 million for the second quarter of 2012 compared to the first quarter of 2012 primarily due to a $378,000 decrease in income from bank-owned life insurance relating to the death in the first quarter of 2012 of an insured combined with a decrease of $113,000 related to gains on sales of investment securities. These decreases were partially offset by an increase in gains on sales of other real estate owned properties totaling $133,000, a $69,000 increase in service charges and other fees combined with a $44,000 increase in card-based fees.

Non-interest income decreased $1.9 million, or 41.8%, from $4.5 million for the second quarter of 2011 primarily due to a $2.2 million decrease in gains on the sale of other real estate owned which was partially offset by increases of $174,000 in gains on the sale of loans held for sale related to our expanded residential loan origination and mortgage banking activities, $132,000 in gains on the sale of investment securities, and $57,000 in card-based fees. Excluding net gains and losses on sales of investment securities and other real estate owned, non-interest income increased $125,000 compared to the second quarter of 2011 primarily due to the increases in gains on the sale of loans held for sale and card-based fees partially offset by a decrease in income from bank-owned life insurance.

Non-interest expense for the second quarter of 2012 decreased $1.7 million, or 16.3%, to $8.5 million compared to $10.2 million for the first quarter of 2012 primarily due the severance and retirement compensation expense of $876,000 recorded for the VERO program during the first quarter of 2012 combined with decreases in net other real estate owned related expenses of $302,000, compensation and

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employee benefits of $246,000, and marketing expense of $82,000. Excluding the severance and retirement compensation expenses, non-interest expense for the second quarter of 2012 decreased $789,000, or 8.5%, from the first quarter of 2012.

Non-interest expense during the second quarter of 2012 decreased $2.5 million, or 22.8%, to $8.5 million from $11.1 million for the second quarter of 2011 due to lower net other real estate owned expenses of $1.7 million, compensation and employee benefits expense of $580,000, professional fees of $136,000, and loan collection expenses of $114,000. These decreases were partially offset by an increase in marketing expense of $52,000 due to the HPC product promotions.

Income Tax Expense

During the second quarter of 2012, we recorded income tax expense of $541,000, equal to an effective tax rate of 28.5%, compared to $425,000, or an effective tax rate of 25.6%, for the second quarter of 2011. During the first quarter of 2012, we recorded an income tax benefit of $166,000 due to the lower pre-tax income and tax sheltering effect of the income from bank-owned life insurance. We also increased the deferred tax asset valuation allowance by $166,000 resulting in no income tax benefit for the first quarter of 2012.

The deferred tax asset valuation allowance was unchanged at $6.5 million at June 30, 2012 compared to March 31, 2012. Although realization of the current net deferred tax assets of $16.3 million is not assured, management believes it is more likely than not that all of the recorded deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during tax loss carryforward periods are reduced.

Asset Quality

	June 30, 2012	March 31, 2012	June 30, 2011
	(Dollars in thousands)
Non-performing loans (NPLs)	$51,850	$46,275	$57,217
Other real estate owned	19,223	19,429	21,164
Non-performing assets (NPAs)	$71,073	$65,704	$78,381

Allowance for loan losses (ALL)	$12,062	$11,768	$17,039
Provision for loan losses for the quarter ended	1,150	1,050	996
Loans charged off:
Current period net charge-offs	$856	$988	$1,052
Previously established specific reserves	—	718	—
Net charge-offs for the quarter ended	$856	$1,706	$1,052

NPLs / total loans	7.27%	6.55%	7.76%
NPAs / total assets	6.28	5.61	6.95
ALL / total loans	1.69	1.66	2.31
ALL / NPLs	23.26	25.43	29.78

Total non-performing loans increased to $51.9 million at June 30, 2012 from $46.3 million at March 31, 2012 primarily due to transfers to non-accrual status of $4.4 million of non-owner occupied commercial real estate loans, $1.5 million of commercial construction and land development loans, $840,000 of one-to-four family residential loans, and $435,000 of commercial and industrial loans. Of the

CFS Bancorp, Inc. - Page 6

loans transferred to non-accrual status during the second quarter of 2012, $5.8 million are current and performing in accordance with their loan agreements.

The provision for loan losses was relatively stable at $1.15 million for the second quarter of 2012 compared to $1.05 million for the first quarter of 2012 and increased modestly from $1.0 million for the second quarter of 2011.

The ratio of the allowance for loan losses to total loans increased to 1.69% at June 30, 2012 compared to 1.66% at March 31, 2012 primarily due the increase in the provision for loan losses partially offset by an increase in total loans. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $17.4 million recorded through June 30, 2012 on $32.6 million (net of charge-offs) of non-performing collateral dependent loans. At June 30, 2012, the ratio of the allowance for loan losses to non-performing loans, excluding the $32.6 million of non-performing collateral dependent loans with partial charge-offs, was 62.8%.

During the second quarter of 2012, we transferred three loan relationships to other real estate owned totaling $1.2 million. We also sold seven other real estate owned properties aggregating $879,000 and recognized net gains of $86,000 on these sales. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including using A/B note structures and the potential sale of certain of these assets. We currently have contracts for the sale of certain other real estate owned properties which will reduce non-performing assets by $2.7 million with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contract terms.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	6/30/2012	3/31/2012	6/30/2011
	(Dollars in thousands)
Assets:
Total assets	$1,132,094	$1,170,542	$1,128,019
Interest-bearing deposits	51,687	89,718	14,423
Investment securities	240,590	255,158	248,958
Loans receivable, net of unearned fees	713,596	706,938	737,516

Liabilities and Equity:
Total liabilities	$1,027,497	$1,067,207	$1,011,853
Deposits	967,154	1,004,441	964,527
Borrowed funds	51,306	51,935	38,835
Shareholders’ equity	104,597	103,335	116,166

CFS Bancorp, Inc. - Page 7

Loans Receivable

	6/30/2012		3/31/2012		6/30/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$89,479	12.6%	$86,807	12.3%	$83,082	11.3%
Commercial real estate - owner occupied	102,149	14.3	95,110	13.5	102,315	13.8
Commercial real estate - non-owner occupied	184,284	25.8	185,070	26.2	187,380	25.4
Commercial real estate - multifamily	76,647	10.7	75,864	10.7	77,562	10.5
Commercial construction and land development	23,353	3.3	22,691	3.2	23,424	3.2
Commercial participations	6,453.9		7,089	1.0	21,194	2.9
Total commercial loans	482,365	67.6	472,631	66.9	494,957	67.1
Retail loans:
One-to-four family residential	177,830	24.9	179,980	25.5	183,269	24.8
Home equity lines of credit	49,476	6.9	50,496	7.1	54,975	7.5
Retail construction and land development	1,518.2		1,282.2		2,095.3
Other	2,724.5		2,942.4		2,670.4
Total retail loans	231,548	32.5	234,700	33.2	243,009	33.0
Total loans receivable	713,913	100.1	707,331	100.1	737,966	100.1
Net deferred loan fees	(317)	(.1)	(393)	(.1)	(450)	(.1)
Total loans receivable, net of unearned fees	$713,596	100.0%	$706,938	100.0%	$737,516	100.0%

Total loans receivable increased $6.7 million at June 30, 2012 from March 31, 2012 primarily due to $9.0 million of new commercial real estate owner occupied loans. Loan fundings during the three months ended June 30, 2012 totaled $31.3 million, a modest decrease compared to $32.7 million for the three months ended March 31, 2012. Loan fundings during the second quarter of 2012 were partially offset by loan payoffs and amortization of $12.3 million, residential mortgage loan sales of $11.0 million, and transfers to other real estate owned totaling $1.2 million.

Through the execution of our Strategic Growth and Diversification Plan and our focus on lending to small- to medium-sized businesses, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance. Our targeted growth segments within the loan portfolio, including commercial and industrial and owner occupied and multifamily commercial real estate loans, increased to 55.6% of the commercial loan portfolio at June 30, 2012 compared to 54.5% at March 31, 2012. Commercial participations decreased $636,000, or 9.0%, to $6.5 million compared to $7.1 million at March 31, 2012 primarily due to the payoff of a performing commercial participation loan and a principal repayment on a nonperforming participation during the second quarter of 2012.

At June 30, 2012, our total commercial loans outstanding that were originated prior to January 1, 2008 (Pre-1/1/08) decreased to $187.9 million, or 38.9% of total commercial loans outstanding compared to $194.0 million, or 41.1%, at March 31, 2012 and $202.6 million, or 42.8%, at December 31, 2011. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 for a more detailed discussion of our Pre-1/1/08 commercial portfolio.

During the second quarter of 2012, we sold $11.0 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded a gain on sale of $200,000. We hired four additional seasoned mortgage loan originators in the last year to expand mortgage loan originations to

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generate additional income from our mortgage banking activities which has resulted in an increase in one-to-four family mortgage originations to $26.2 million during the first six months of 2012, a 149% increase from the first six months of 2011.

Deposits

	6/30/2012		3/31/2012		6/30/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$97,435	10.1%	$105,177	10.5%	$98,377	10.2%
Interest-bearing	179,842	18.5	179,366	17.8	154,401	16.0
Money market accounts	182,522	18.9	202,668	20.2	188,942	19.6
Savings accounts	144,705	15.0	140,025	13.9	128,902	13.4
Core deposits	604,504	62.5	627,236	62.4	570,622	59.2
Certificates of deposit accounts	362,650	37.5	377,205	37.6	393,905	40.8
Total deposits	$967,154	100.0%	$1,004,441	100.0%	$964,527	100.0%

During the first quarter of 2012, we implemented our HPC deposit acquisition marketing program that targets both retail and business clients. The program is designed to attract a younger demographic and enhance growth in core deposits and related fee income as well as to provide additional cross-selling opportunities. The HPC program has generated approximately $5.8 million in new core deposit growth since the inception of the program. In addition, core deposits during 2012 also benefited from clients moving maturing certificates of deposit into money market accounts due to the current low interest rate environment. The decrease in core deposits from March 31, 2012 is primarily a result of our proactive efforts to review the pricing and cross-sell potential of some of our larger single-service deposit relationships which enabled us to decrease the level of excess liquidity in this low interest rate environment, while at the same time improve our Tier 1 core capital ratios.

Borrowed Funds

	6/30/2012	3/31/2012	6/30/2011
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$11,540	$12,123	$13,730
FHLB advances	39,766	39,812	25,105
Total borrowed funds	$51,306	$51,935	$38,835

Borrowed funds decreased during the second quarter of 2012 primarily due to decreased borrowings from repurchase agreements, which will fluctuate depending on our client’s liquidity levels.

Shareholders’ Equity

Shareholders’ equity at June 30, 2012 increased to $104.6 million from $103.3 million at March 31, 2012 primarily related to net income of $1.4 million for the quarter.

At June 30, 2012, the Company’s tangible common equity was $104.6 million, or 9.24% of assets, compared to $103.3 million, or 8.83% of assets at March 31, 2012. At June 30, 2012, the Bank’s Tier 1 core capital ratio increased to 8.56% from 8.11% at March 31, 2012 and the total risk-based capital ratio

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increased to 13.35% from 13.23% at March 31, 2012. Both the Tier 1 core capital ratio and the total risk-based capital ratio exceeded “minimum” and “well capitalized” regulatory capital requirements at June 30, 2012 and March 31, 2012.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Our website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to us that is based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties, levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. We do not intend to update these forward-looking statements unless required to under the federal securities laws.

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income:
Loans receivable	$8,243	$8,386	$9,016	$16,629	$17,827
Investment securities	2,186	2,130	2,040	4,316	4,085
Other interest-earning assets	103	93	164	196	321
Total interest income	10,532	10,609	11,220	21,141	22,233

Interest expense:
Deposits	1,294	1,390	1,777	2,684	3,670
Borrowed funds	294	296	256	590	519
Total interest expense	1,588	1,686	2,033	3,274	4,189
Net interest income	8,944	8,923	9,187	17,867	18,044
Provision for loan losses	1,150	1,050	996	2,200	1,899
Net interest income after provision for loan losses	7,794	7,873	8,191	15,667	16,145

Non-interest income:
Service charges and other fees	1,087	1,018	1,174	2,105	2,250
Card-based fees	577	533	520	1,110	995
Commission income	75	57	78	132	123
Net gain (loss) on sale of:
Investment securities	305	418	173	723	692
Loans held for sale	200	159	26	359	58
Other real estate owned	86	(47)	2,238	39	2,233
Income from bank-owned life insurance	162	540	210	702	416
Other income	151	146	119	297	222
Total non-interest income	2,643	2,824	4,538	5,467	6,989

Non-interest expense:
Compensation and employee benefits	4,467	4,713	5,047	9,180	10,286
Net occupancy expense	679	708	670	1,387	1,435
FDIC insurance premiums and regulatory assessments	490	488	504	978	1,157
Furniture and equipment expense	468	457	454	925	917
Data processing	445	438	441	883	883
Marketing	322	404	270	726	457
Professional fees	198	253	334	451	722
Other real estate owned related expense, net	316	618	2,011	934	2,603
Loan collection expense	119	118	233	237	353
Severance and retirement compensation expense	—	876	—	876	—
Other general and administrative expenses	1,038	1,134	1,107	2,172	2,225
Total non-interest expense	8,542	10,207	11,071	18,749	21,038

Income before income tax expense	1,895	490	1,658	2,385	2,096
Income tax expense	541	—	425	541	391

Net income	$1,354	$490	$1,233	$1,844	$1,705

Basic earnings per share	$.13	$.05	$.12	$.17	$.16
Diluted earnings per share	.13	.05	.11	.17	.16

Weighted-average common and common share equivalents outstanding:
Basic	10,750,313	10,697,892	10,691,424	10,724,103	10,671,196
Diluted	10,806,555	10,746,398	10,759,332	10,776,476	10,733,149

CFS Bancorp, Inc. - Page 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011

ASSETS
Cash and amounts due from depository institutions	$33,846	$23,429	$32,982	$33,075
Interest-bearing deposits	51,687	89,718	59,090	14,423
Cash and cash equivalents	85,533	113,147	92,072	47,498

Investment securities available-for-sale, at fair value	226,625	239,247	234,381	234,121
Investment securities held-to-maturity, at cost	13,965	15,911	16,371	14,837
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	6,188	8,638

Loans receivable, net of unearned fees	713,596	706,938	711,226	737,516
Allowance for loan losses	(12,062)	(11,768)	(12,424)	(17,039)
Net loans	701,534	695,170	698,802	720,477

Loans held for sale	610	1,198	1,124	211
Investment in bank-owned life insurance	36,435	36,273	36,275	35,880
Accrued interest receivable	2,801	2,841	3,011	3,148
Other real estate owned	19,223	19,429	19,091	21,164
Office properties and equipment	16,225	16,466	17,539	18,163
Net deferred tax assets	16,281	16,621	16,273	16,714
Prepaid expenses and other assets	6,674	8,051	7,823	7,168
Total assets	$1,132,094	$1,170,542	$1,148,950	$1,128,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$967,154	$1,004,441	$977,424	$964,527
Borrowed funds	51,306	51,935	54,200	38,835
Advance payments by borrowers for taxes and insurance	4,243	4,550	4,275	4,387
Other liabilities	4,794	6,281	9,803	4,104
Total liabilities	1,027,497	1,067,207	1,045,702	1,011,853

Shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,867,357, 10,877,788, 10,874,668, and 10,867,802 shares outstanding	234	234	234	234
Additional paid-in capital	187,379	186,995	187,030	187,133
Retained earnings	74,420	73,066	72,683	85,080
Treasury stock, at cost; 12,555,949, 12,545,518, 12,548,638, and 12,555,504 shares	(154,824)	(154,735)	(154,773)	(154,877)
Accumulated other comprehensive loss, net of tax	(2,612)	(2,225)	(1,926)	(1,404)
Total shareholders’ equity	104,597	103,335	103,248	116,166
Total liabilities and shareholders’ equity	$1,132,094	$1,170,542	$1,148,950	$1,128,019

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011

Book value per share		$9.62	$9.50	$9.49	$10.69
Tangible book value per share		9.62	9.50	9.49	10.69
Shareholders’ equity to total assets		9.24%	8.83%	8.99%	10.30%
Tangible common shareholders’ equity to total assets		9.24	8.83	8.99	10.30
Tier 1 core capital ratio (Bank only)		8.56	8.11	8.26	9.17
Total risk-based capital ratio (Bank only)		13.35	13.23	12.65	13.29
Common shares outstanding		10,867,357	10,877,788	10,874,668	10,867,802
Employees (FTE)		261	273	303	315
Number of full service banking centers		20	20	22	22

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Average Balance Data:
Total assets	$1,162,099	$1,159,197	$1,141,927	$1,160,644	$1,136,034
Loans receivable, net of unearned fees	705,410	708,713	732,746	707,061	730,099
Investment securities	252,698	258,882	267,984	255,789	253,607
Interest-earning assets	1,052,039	1,045,778	1,026,940	1,048,907	1,019,726
Deposits	996,741	990,288	977,236	993,514	971,341
Interest-bearing deposits	890,814	888,643	877,295	889,728	873,560
Non-interest bearing deposits	105,927	101,645	99,941	103,786	97,781
Interest-bearing liabilities	941,398	941,803	915,785	941,599	912,729
Shareholders’ equity	103,827	104,285	115,767	104,052	114,585
Performance Ratios (annualized):
Return on average assets	.47%	.17%	.43%	.32%	.30%
Return on average equity	5.25	1.89	4.27	3.56	3.00
Average yield on interest-earning assets	4.03	4.08	4.38	4.05	4.40
Average cost of interest-bearing liabilities	.68	.72	.89	.70	.93
Interest rate spread	3.35	3.36	3.49	3.35	3.47
Net interest margin	3.42	3.43	3.59	3.43	3.57
Non-interest expense to average assets	2.96	3.54	3.89	3.25	3.73
Efficiency ratio (1)	75.71	90.10	81.69	82.92	86.43

Cash dividends declared per share	$—	$.01	$.01	$.01	$.02
Market price per share of common stock for the period ended:
Close	$4.98	$5.70	$5.37	$4.98	$5.37
High	5.96	6.29	5.90	6.29	5.90
Low	4.30	4.33	5.28	4.30	5.25

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Income before income taxes	$1,895	$490	$1,658
Provision for loan losses	1,150	1,050	996
Pre-tax, pre-provision earnings	3,045	1,540	2,654

Add back (subtract):
Net gain on sale of investment securities	(305)	(418)	(173)
Net (gain) loss on sale of other real estate owned	(86)	47	(2,238)
Other real estate owned related expense, net	316	618	2,011
Loan collection expense	119	118	233
Severance and retirement compensation expense	—	876	—
Pre-tax, pre-provision earnings, as adjusted	$3,089	$2,781	$2,487

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	1.07%	.96%	.87%

		Six Months Ended
		June 30, 2012	June 30, 2011
Income before income taxes		$2,385	$2,096
Provision for loan losses		2,200	1,899
Pre-tax, pre-provision earnings		4,585	3,995

Add back (subtract):
Net gain on sale of investment securities		(723)	(692)
Net (gain) loss on sale of other real estate owned		(39)	(2,233)
Other real estate owned related expense, net		934	2,603
Loan collection expense		237	353
Severance and retirement compensation expense		876	—
Pre-tax, pre-provision earnings, as adjusted		$5,870	$4,026

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)		1.02%	.71%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.